Exhibit 8.1
SUBSIDIARIES OF THE COMPANY
Wholly—owned subsidiaries, each of which duly incorporated in the PRC:
•	Shenzhen Nepstar Pharmaceutical Electronic Technologies Ltd.

•	Shenzhen Nepstar Commerce Development Ltd.

•	Shenzhen Nepstar Pharmaceutical Co., Ltd.
Consolidated entities, each of which duly incorporated in the PRC:
•	Weifang Nepstar Pharmaceutical Co., Ltd.

•	Yunnan Jianzhijia Chain Drugstore Ltd.

•	Shenzhen Nepstar Chain Co., Ltd.

•	Dalian Nepstar Chain Co., Ltd.

•	Guangzhou Nepstar Chain Co., Ltd.

•	Jiangsu Nepstar Chain Co., Ltd.

•	Shandong Nepstar Chain Co., Ltd.

•	Shanghai Nepstar Chain Co., Ltd.

•	Sichuan Nepstar Chain Co., Ltd.

•	Hangzhou Nepstar Chain Co., Ltd.

•	Ningbo Nepstar Chain Co., Ltd.

•	Tianjin Nepstar Chain Co., Ltd.

•	Qingdao Nepstar Chain Co., Ltd.